Exhibit 1.01

Conflict Mineral Report

of

Fairchild Semiconductor International, Inc.

(For the Year Ended December 31, 2014)

Fairchild Semiconductor International, Inc. (“Fairchild” or “we”) files this Conflict Mineral Report for the year ended December 31, 2014 pursuant to Rule 13p-1 under the Securities Exchange Act of 1934 (the “Rule”). The Rule, which was adopted by the Securities and Exchange Commission (“SEC”) on August 22, 2012, requires companies registered with the SEC to report annually the presence of conflict minerals originating in the Democratic Republic of the Congo (DRC) or adjoining countries in the products they manufacture or contract to manufacture if the conflict minerals are necessary to the functionality or production of a product. Fairchild is committed to taking all steps reasonably necessary to comply with the legislation and has implemented a comprehensive due-diligence process designed to fulfill our obligations under the Rule.

1. Company Overview

Fairchild develops, manufactures and sells power analog, power discrete and certain non-power semiconductor solutions to a wide range of end-market customers. We are a leading supplier of power analog products, power discrete products and energy-efficient solutions. We currently manufacture or sell over 5,000 distinct products that are used in a wide variety of electronic applications, including computers, internet hardware, communications equipment including wireless phones and tablets, networking and storage equipment, industrial power supplies, instrumentation equipment, consumer electronics such as digital cameras, displays, audio/video devices and household appliances and automotive applications.

2. Fairchild Conflict Minerals Policy –

Our Conflict Mineral Policy and a copy of this Report is available on our website at: http://www.fairchildsemi.com/about-fairchild/corporate-responsibility. It contains Fairchild’s statement regarding the content of Conflict Minerals in our products. This statement is based upon information collected from Fairchild’s supply chain, manufacturing facilities and affiliates worldwide.

There has been an increased awareness of violence and human rights violations in the mining of certain minerals from a location described as the “Conflict Region,” which is situated in the eastern portion of the Democratic Republic of the Congo (DRC) and surrounding countries. The Electronic Industry Citizenship Coalition (EICC) and the Global e-Sustainability Initiative (GeSI) have requested that companies undertake reasonable due diligence with their supply chain to assure that specified metals are not being sourced from mines in the Conflict Region, which is controlled by non-government military groups, or unlawful military factions. Fairchild supports the actions of the EICC and GeSI and has either obtained, or is in the process of obtaining, information from our current metal suppliers concerning the origin of the metals that are used in the manufacture of Fairchild products. Based upon information provided by our suppliers, Fairchild does not knowingly use metals derived from the Conflict Region in its products.

Suppliers of metals used in the manufacture of Fairchild products (specifically gold, tin, tantalum, and tungsten) must demonstrate that they understand and support EICC-GeSI actions and will not knowingly procure specified metals that originate from the Conflict Region.

Suppliers must provide written evidence of due diligence documenting that raw materials used to produce gold, tin, tantalum and tungsten, supplied to or used in the manufacture of Fairchild products, do not originate from mining or smelting operations in the Conflict Region1. Due diligence from each supplier must include, where applicable, completion of the EICC-GeSI Conflict Minerals reporting template.

3. Fairchild’s Conflict Mineral Diligence Process

Inherent Limitations on Due Diligence Measures

As a downstream purchaser of conflict minerals, our due diligence measures can only provide reasonable assurance regarding the source and chain of custody of the necessary conflict minerals used in our products. Our due diligence processes is highly dependent upon the degree to which our direct suppliers and those suppliers seeking similar information within their supply chains provide us with complete and accurate information concerning the original sources of the necessary conflict minerals. It is possible that these sources of information may provide us with inaccurate or incomplete information and may be subject to fraud.

Additionally, it is difficult to obtain continuous, real-time information from our suppliers. Under the Dodd-Frank Act and the Rule, a product can only be “DRC conflict free” if it meets the required standard every day of the reporting year. If a product does not meet the required standard for even one day of the reporting year, it can “not be found to be DRC conflict free”. The supply chain for commodities such as conflict minerals is highly complex with ore constantly being delivered to smelters and refiners, with smelters and refiners smelting or refining ores into metal containing derivatives such as ingots, with the derivatives being shipped, sold and stored in numerous market locations around the world and with distributors and purchasers holding varying amounts of the derivatives in inventory for use. Since we do not have direct contractual relationships with smelters and refiners, we rely on our direct suppliers to gather and provide specific information about the date when the ore is smelted into a derivative and later shipped, stored, sold and first entered the stream of commerce. We directly seek sourcing data on a periodic basis from our direct suppliers as well as certain smelters and refiners. We ask that the data cover the entire reporting year, and we seek to use contract provisions requiring the suppliers to promptly update us in the event that the sourcing data changes.

4. Fairchild’s Diligence Process

Pursuant to the Rule, we undertook due diligence measures on the source and chain of custody of the necessary conflict minerals in our products that we had reason to believe may have originated from the DRC or an adjoining country (collectively defined as the “Covered Countries”) and may not have come from recycled or scrap sources, to determine whether such products were “DRC conflict free”. We use the term “conflict free” in this Report in a broader sense to refer to suppliers, supply chains, smelters and refiners whose sources of conflict minerals did not or do not directly or indirectly finance or benefit armed groups in the Covered Countries.

As stated in our Corporate Responsibility website, we are committed to operating our businesses and manufacturing operations in accordance with, and in ways that promote internationally recognized standards of corporate responsibility. Our commitment is closely aligned with our support for the vision and mission of the EICC. Working together with our supply chain partners and in collaboration with other EICC members, we participate in various programs designed to promote responsible mineral extraction standards. Specifically, the Conflict Free Smelter Program (CFS Program) is a voluntary program created by EICC and GeSI in which an independent third party evaluates a smelter’s procurement activities and

[1]	Fairchild has determined that tantalum is not contained in any Fairchild manufactured products.

determines if the smelter demonstrated that all the materials they processed originated from conflict-free sources. The program aims to enable companies to source conflict-free minerals. Companies that want to source responsibly are able to use the results of the audits for their own company’s due diligence program.

The CFS Program consists of two reviews that occur at a smelter’s site. First, a business process review is performed to evaluate a company’s policies and codes of conduct relating to the use of conflict minerals. Second, a material analysis review is performed. The material analysis review examines the smelters chain of custody to ensure that sources of all materials procured by the smelting company are conflict-free. It then evaluates whether source locations are consistent with the smelters known mining locations and concludes by establishing whether material identified as “recycled/scrap” meets the definition of recycled/scrap material. If, during the assessment, the smelter is able to demonstrate that they have sourced conflict-free, the third party assessment firm will recommend to the CFS Assessment Review Committee that the smelter be identified as being compliant. The CFS Committee reviews the assessment report, and if they agree with the Assessor’s conclusions, they will recognize the smelter as being CFS-compliant. If, on the other hand, the third party assessment firm finds non-compliances to the CFS protocol, the smelter has three months to resolve the issues and undergo a reassessment. Once a smelter is determined to be CFS-compliant, the CFS Program provides the smelter with a distinct identification number that enables program participants to identify the specific smelter as being conflict free.

A fundamental element to the success of the CFS Program is its ability to consolidate sourcing data received from smelters and refiners in a standardized reporting template. The Conflict Minerals Reporting Template (CMRT) is a free, standardized reporting template developed by the Conflict-Free Sourcing Initiative that facilitates the transfer of information through the supply chain regarding mineral country of origin and smelters and refiners being utilized. The template also facilitates the identification of new smelters and refiners to potentially undergo an audit via the CFS Program.

Beginning in 2013, we initiated a process whereby all our suppliers who provide products or raw materials to us that could potentially contain any necessary conflict minerals were required to complete a CMRT. Since inception, we have received a total of 79 completed CMRTs from our supply chain listing a total of 818 potential smelters and refiners of conflict minerals. We begin our analysis of this data by eliminating duplications that would result from different suppliers utilizing the same smelters and refiners. We also eliminate CMRTs that contain violations of the various audit protocols and procedures mandated by the CFS Program. We performed a Reasonable Country of Origin Inquiry into each of these smelters as required by the Rule. We then cross referenced that list against the CFS-compliant database prepared by the CFS Program. As a result of this analysis, we believe that 116 of the smelters in our 2014 supply chain were CFS-compliant as determined by the CFS Program. The 116 CFS-compliant smelters are as follows:

Metal	Smelter Reference List	Smelter Name	Smelter Country
Gold	Asahi Pretec Corp koube koujyo	Asahi Pretec Corporation	JAPAN
Gold	AngloGold Ashanti Mineração Ltda	AngloGold Ashanti Córrego do Sítio Minerção	BRAZIL
Gold	Argor-Heraeus SA	Argor-Heraeus SA	SWITZERLAND
Gold	Asahi Pretec Corp koube koujyo	Asahi Pretec Corporation	JAPAN
Gold	Asahi Pretec Corporation	Asahi Pretec Corporation	JAPAN
Gold	Aurubis AG	Aurubis AG	GERMANY
Gold	Chimet S.p.A.	Chimet S.p.A.	ITALY
Gold	China’s Shandong Gold Mining Co., Ltd	The Refinery of Shandong Gold Mining Co. Ltd	CHINA
Gold	Dowa Metals & Mining.	Dowa	JAPAN
Gold	Eco-System Recycling Co., Ltd.	Eco-System Recycling Co., Ltd.	JAPAN
Gold	Heimerle + Meule GmbH	Heimerle + Meule GmbH	GERMANY
Gold	Heraeus Ltd. Hong Kong	Heraeus Ltd. Hong Kong	HONG KONG
Gold	Heraeus Precious Metals GmbH & Co. KG	Heraeus Precious Metals GmbH & Co. KG	GERMANY
Gold	Ishifuku Metal Industry Co., Ltd.	Ishifuku Metal Industry Co., Ltd.	JAPAN
Gold	JM USA	Johnson Matthey Inc	UNITED STATES
Gold	Johnson Matthey (Salt Lake City)	Johnson Matthey Inc	UNITED STATES
Gold	Johnson Matthey Inc	Johnson Matthey Inc	UNITED STATES
Gold	Johnson Matthey Ltd	Johnson Matthey Ltd	CANADA
Gold	JX Nippon Mining & Metals Co., Ltd.	JX Nippon Mining & Metals Co., Ltd.	JAPAN
Gold	Kennecott Utah Copper LLC	Kennecott Utah Copper LLC	UNITED STATES
Gold	Kojima Chemicals Co., Ltd	Kojima Chemicals Co., Ltd	JAPAN
Gold	LS-NIKKO Copper Inc.	LS-NIKKO Copper Inc.	KOREA, REPUBLIC OF
Gold	Materion	Materion	UNITED STATES
Gold	Matsuda Sangyo Co., Ltd.	Matsuda Sangyo Co., Ltd.	JAPAN
Gold	Metalor Switzerland	Metalor Technologies SA	SWITZERLAND
Gold	Metalor Technologies (Hong Kong) Ltd	Metalor Technologies (Hong Kong) Ltd	HONG KONG
Gold	Metalor Technologies SA	Metalor Technologies SA	SWITZERLAND
Gold	Metalor USA Refining Corporation	Metalor USA Refining Corporation	UNITED STATES
Gold	Mitsubishi Materials Corporation	Mitsubishi Materials Corporation	JAPAN
Gold	Mitsui Mining and Smelting Co., Ltd.	Mitsui Mining and Smelting Co., Ltd.	JAPAN
Gold	Nihon Material Co. LTD	Nihon Material Co. LTD	JAPAN
Gold	Ohio Precious Metals, LLC	Ohio Precious Metals, LLC	UNITED STATES
Gold	Ohura Precious Metal Industry Co., Ltd	Ohura Precious Metal Industry Co., Ltd	JAPAN
Gold	PAMP SA	PAMP SA	SWITZERLAND
Gold	Perth Mint	Western Australian Mint trading as The Perth Mint	AUSTRALIA
Gold	Rand Refinery (Pty) Ltd	Rand Refinery (Pty) Ltd	SOUTH AFRICA
Gold	Royal Canadian Mint	Royal Canadian Mint	CANADA
Gold	SEMPSA Joyería Platería SA	SEMPSA Joyería Platería SA	SPAIN
Gold	Shandong Zhaojiing Gold & Silver Smelter	Shandong Zhaojin Gold & Silver Refinery Co. Ltd	CHINA
Gold	Shandong Zhaojin Gold & Silver Refinery Co. Ltd	Shandong Zhaojin Gold & Silver Refinery Co. Ltd	CHINA
Gold	Shandong Zhaojin Group Co., Ltd.	Shandong Zhaojin Gold & Silver Refinery Co. Ltd	CHINA
Gold	SMM	Sumitomo Metal Mining Co., Ltd.	JAPAN
Gold	Solar Applied Materials Technology Corp.	Solar Applied Materials Technology Corp.	TAIWAN
Gold	Sumitomo Metal Mining Co., Ltd.	Sumitomo Metal Mining Co., Ltd.	JAPAN
Gold	Tanaka Denshi Kogyo K.K	Tanaka Kikinzoku Kogyo K.K.	JAPAN
Gold	Tanaka Electronics (Singapore) Pte.Ltd	Tanaka Kikinzoku Kogyo K.K.	JAPAN
Gold	Tanaka Kikinzoku Kogyo K.K.	Tanaka Kikinzoku Kogyo K.K.	JAPAN
Gold	Tokuriki Honten Co., Ltd	Tokuriki Honten Co., Ltd	JAPAN
Gold	Umicore SA Business Unit Precious Metals Refining	Umicore SA Business Unit Precious Metals Refining	BELGIUM

Gold	United Precious Metal Refining, Inc.	United Precious Metal Refining, Inc.	UNITED STATES
Gold	Valcambi SA	Valcambi SA	SWITZERLAND
Gold	Western Australian Mint trading as The Perth Mint	Western Australian Mint trading as The Perth Mint	AUSTRALIA
Gold	Xstrata Canada Corporation	CCR Refinery – Glencore Canada Corporation	CANADA
Gold	Zhaojin Gold & Silver Refinery Co.,Ltd	Shandong Zhaojin Gold & Silver Refinery Co. Ltd	CHINA
Gold	Zhongjin Gold Corporation Limited	Zhongyuan Gold Smelter of Zhongjin Gold Corporation	CHINA
Tin	Amalgamated Metal Corp PLC	Minsur	PERU
Tin	Chengfeng Metals Co Pte Ltd	Yunnan Chengfeng Non-ferrous Metals Co.,Ltd.	CHINA
Tin	China Yunnan Tin Co Ltd.	Yunnan Tin Company, Ltd.	CHINA
Tin	Cookson	Alpha	UNITED STATES
Tin	Cooper Santa	Cooper Santa	BRAZIL
Tin	CV DS Jaya Abadi	PT DS Jaya Abadi	INDONESIA
Tin	CV Serumpun Sebalai	CV Serumpun Sebalai	INDONESIA
Tin	CV United Smelting	CV United Smelting	INDONESIA
Tin	EM Vinto	EM Vinto	BOLIVIA
Tin	EMPERESA METALURGICA VINTO	EM Vinto	BOLIVIA
Tin	Fenix Metals	Fenix Metals	POLAND
Tin	Gejiu Non-Ferrous Metal Processing Co. Ltd.	Gejiu Non-Ferrous Metal Processing Co. Ltd.	CHINA
Tin	Malaysia Smelting Corporation (MSC)	Malaysia Smelting Corporation (MSC)	MALAYSIA
Tin	Metallo Chimique	Metallo Chimique	BELGIUM
Tin	Mineração Taboca S.A.	Mineração Taboca S.A.	BRAZIL
Tin	Minsur	Minsur	PERU
Tin	MSC	Malaysia Smelting Corporation (MSC)	MALAYSIA
Tin	OMSA	OMSA	BOLIVIA
Tin	PT Bangka Putra Karya	PT Bangka Putra Karya	INDONESIA
Tin	PT Bangka Tin Industry	PT Bangka Tin Industry	INDONESIA
Tin	PT Bukit Timah	PT Bukit Timah	INDONESIA
Tin	PT DS Jaya Abadi	PT DS Jaya Abadi	INDONESIA
Tin	PT Eunindo Usaha Mandiri	PT Eunindo Usaha Mandiri	INDONESIA
Tin	PT Mitra Stania Prima	PT Mitra Stania Prima	INDONESIA
Tin	PT REFINED BANGKA TIN	PT REFINED BANGKA TIN	INDONESIA
Tin	PT Refined Bangka TIN (RBT)	PT REFINED BANGKA TIN	INDONESIA
Tin	PT Stanindo Inti Perkasa	PT Stanindo Inti Perkasa	INDONESIA
Tin	PT Stanindo Inti Perkasa (CV DS Jaya Abadi)	PT Stanindo Inti Perkasa	INDONESIA
Tin	PT Tambang Timah	PT Tambang Timah	INDONESIA
Tin	PT TAMBANG TIMAH (BANKA)	PT Tambang Timah	INDONESIA
Tin	PT Timah	PT Timah (Persero), Tbk	INDONESIA
Tin	PT Timah (Persero), Tbk	PT Timah (Persero), Tbk	INDONESIA
Tin	PT Tinindo Inter Nusa	PT Tinindo Inter Nusa	INDONESIA
Tin	Rui Da Hung	Rui Da Hung	TAIWAN
Tin	Soft Metais, Ltda.	Soft Metais, Ltda.	BRAZIL
Tin	Taboca	Mineração Taboca S.A.	BRAZIL
Tin	Thailand Smelting & Refining Co., Ltd	Thaisarco	THAILAND
Tin	Thaisarco	Thaisarco	THAILAND
Tin	Timah Indonesian State Tin Corporation	PT Timah (Persero), Tbk	INDONESIA
Tin	White Solder Metalurgia e Mineração Ltda.	White Solder Metalurgia e Mineração Ltda.	BRAZIL
Tin	Xi Hai Liuzhou China Tin Group Cot Ltd	China Tin Group Co., Ltd.	CHINA
Tin	YTCL	Yunnan Tin Company, Ltd.	CHINA
Tin	Yunnan Chengfeng Non-ferrous Metals Co.,Ltd.	Yunnan Chengfeng Non-ferrous Metals Co.,Ltd.	CHINA
Tin	Yunnan Tin Company, Ltd.	Yunnan Tin Company, Ltd.	CHINA
Tin	Yunnan Tin Group (Holding) Co., Ltd	Yunnan Tin Company, Ltd.	CHINA
Tin	Yuntinic Resources	Yunnan Tin Company, Ltd.	CHINA

Tungsten	A.L.M.T. Corp.	A.L.M.T. Corp.	JAPAN
Tungsten	Chongyi Zhangyuan Tungsten Co Ltd	Chongyi Zhangyuan Tungsten Co., Ltd.	CHINA
Tungsten	Ganzhou Huaxin Tungsten Products	Ganzhou Huaxing Tungsten Products Co., Ltd.	CHINA
Tungsten	Ganzhou Huaxing Tungsten Products Co., Ltd.	Ganzhou Huaxing Tungsten Products Co., Ltd.	CHINA
Tungsten	Ganzhou Seadragon W & Mo Co., Ltd.	Ganzhou Seadragon W & Mo Co., Ltd.	CHINA
Tungsten	Global Tungsten & Powders Corp.	Global Tungsten & Powders Corp.	UNITED STATES
Tungsten	Guangdong Xianglu Tungsten Industry Co., Ltd.	Guangdong Xianglu Tungsten Co., Ltd.	CHINA
Tungsten	H.C. Starck GmbH	H.C. Starck GmbH	GERMANY
Tungsten	Hunan Chun-Chang Nonferrous Smelting & Concentrating Co., Ltd.	Hunan Chunchang Nonferrous Metals Co., Ltd.	CHINA
Tungsten	Japan New Metals Co Ltd	Japan New Metals Co., Ltd.	JAPAN
Tungsten	Jiangxi Xinsheng Tungsten Industry Co., Ltd.	Jiangxi Xinsheng Tungsten Industry Co., Ltd.	CHINA
Tungsten	Kennametal Huntsville	Kennametal Huntsville	UNITED STATES
Tungsten	Wolfram Company CJSC	Wolfram Company CJSC	RUSSIAN FEDERATION
Tungsten	Xiamen Tungsten (H.C.) Co., Ltd.	Xiamen Tungsten (H.C.) Co., Ltd.	CHINA
Tungsten	Xiamen Tungsten Co., Ltd.	Xiamen Tungsten Co., Ltd.	CHINA

As a result of our diligence efforts, we have determined that all but two gold smelters in our supply chain at the conclusion of the 2014 reporting period were compliant with the conflict-free assessment protocols established through the CFS Program.

Future Due Diligence Measures

During the reporting period for the calendar year ending December 31, 2015, we will continue to engage in the activities described above in an effort to further refine our diligence efforts. Throughout this process, we intend to continue to contact smelters and refiners identified in our supply chain survey process that have not received a “conflict free” designation and request their participation in the CFS Program or other independent third party audit program in order for them to obtain such a “conflict free” designation.

We did not obtain an independent private sector audit of this Report.